UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2015

Agios Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36014	26-0662915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Sidney Street, Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 649-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2015, the Board of Directors (the “Board”) of Agios Pharmaceuticals, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Corporate Governance Committee”), elected Maykin Ho, Ph.D. as a director to fill a vacancy on the Board. Dr. Ho has been designated as a class II director to serve in accordance with the Company’s By-Laws until the Company’s 2018 Annual Meeting of Stockholders and thereafter until her successor has been duly elected and qualified or until her earlier death, removal or resignation. In connection with her election to the Board, Dr. Ho was named to the Corporate Governance Committee effective immediately.

Dr. Ho has more than 30 years of experience in the healthcare and finance industries. She is a retired partner of the Goldman Sachs Group where she served as senior biotechnology analyst, co-head of healthcare for global investment research and, most recently, advisory director for healthcare investment banking. Previously, Dr. Ho held various managerial positions in licensing, strategic planning, marketing and research at DuPont-Merck Pharmaceuticals and DuPont de Nemours & Company. She is a member of the board of directors and chair of the audit committee for the Aaron Diamond AIDS Research Center in New York. She also serves on the investment committee of the Society of Neuroscience. Dr. Ho was a postdoctoral fellow at the pathology department of Harvard Medical School and is a graduate of the Advanced Management Program at The Fuqua School of Business, Duke University. She received a Ph.D. in microbiology and immunology and a B.S. in biology from the State University of New York, Downstate Medical Center. The Company believes Dr. Ho’s qualifications to serve on the Board include her extensive experience in the healthcare and finance industries.

There are currently no arrangements or understandings between Dr. Ho and any other person pursuant to which Dr. Ho was selected as a director. There are currently no transactions in which Dr. Ho has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s director compensation policy (the “Policy”), Dr. Ho will receive (i) an annual cash compensation of $35,000 ($8,750 per quarter) for her service as a director and (ii) reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof. As a member of the Corporate Governance Committee, she will also receive an annual cash compensation of $3,500 ($875 per quarter).

In addition, in accordance with the Policy, the Board granted Dr. Ho an option to purchase 21,250 shares of the Company’s common stock on June 23, 2015. The option has an exercise price equal to $103.63, the closing price of the Company’s common stock on the date of grant, and vests as to 25% on the first anniversary of the date of grant, with remainder vesting in equal increments over 36 additional months.

In connection with her election to the Board, on June 23, 2015, Dr. Ho entered into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially identical to the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify Dr. Ho for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of his service as one of the Company’s directors.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of indemnification agreement by and between the Company and each of its officers and directors, which is incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013.

Item 8.01 Other Events.

On June 23, 2015, following the Company’s 2015 Annual Meeting of Stockholders, the Board appointed Marc Tessier-Lavigne, Ph.D. as Chairman of the Board, effective immediately.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are included in this report:

Exhibit No.	Description

10.1	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGIOS PHARMACEUTICALS, INC.

Date: June 24, 2015	By:	/s/ David P. Schenkein
David P. Schenkein, M.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013)